Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Second Quarter 2007 Results

NEW YORK, JULY 24, 2007 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the second quarter of 2007 increased 13.4% to $276.7 million from $244.1 million in the second quarter of 2006. Diluted earnings per share in the second quarter of 2007 increased 18.3% to $0.84 per share from $0.71 per share in the second quarter of 2006.

Worldwide revenue increased 10.7% to $3,126.1 million from $2,823.4 million in the second quarter of 2006. Domestic revenue for the second quarter of 2007 increased 8.1% to $1,659.7 million compared to $1,535.4 million in the second quarter of 2006. International revenue increased 13.9% to $1,466.4 million compared to $1,288.0 million in the second quarter of 2006.

Net income for the six months ended June 30, 2007 increased 12.2% to $459.7 million from $409.7 million in the same period in 2006. Diluted earnings per share for the six months ended June 30, 2007 increased 17.9% to $1.38 per share in 2007 from $1.17 per share in the same period in 2006.

Worldwide revenue for the six months ended June 30, 2007 increased 10.8% to $5,966.7 million from $5,386.3 million in the same period in 2006. Domestic revenue for the six months ended June 30, 2007 increased 7.9% to $3,203.5 million from $2,968.4 million in the same period in 2006. International revenue for the six months ended June 30, 2007 increased 14.3% to $2,763.2 million from $2,417.9 million in the same period in 2006.

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our second quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended June 30,	2007	2006

Revenue	$3,126.1	$2,823.4

Operating expenses	2,664.5	2,406.0

Operating profit	461.6	417.4

Net interest expense	22.2	25.5

Income before income taxes	439.4	391.9

Income taxes	148.8	131.7

Income after income taxes	290.6	260.2

Equity in earnings of affiliates	12.5	6.3
Minority interests	(26.4)	(22.4)

Net income	$276.7	$244.1

Net income per common share(1)

Basic	$0.85	$0.72
Diluted	$0.84	$0.71

Weighted average shares(1) (in millions)

Basic	325.8	340.5
Diluted	330.8	344.1

Dividend declared per share(1)	$0.150	$0.125

(1)	In connection with our two-for-one stock split distributed on June 25, 2007, which was effected in the form of a 100% stock dividend, all current and prior period per share amounts and weighted average share amounts have been adjusted in accordance with SFAS No. 128, “Earnings per Share.”

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Six Months Ended June 30,	2007	2006

Revenue	$5,966.7	$5,386.3

Operating expenses	5,189.6	4,684.4

Operating profit	777.1	701.9

Net interest expense	40.5	40.7

Income before income taxes	736.6	661.2

Income taxes	249.3	222.6

Income after income taxes	487.3	438.6

Equity in earnings of affiliates	17.7	11.2
Minority interests	(45.3)	(40.1)

Net income	$459.7	$409.7

Net income per common share(1)

Basic	$1.40	$1.18
Diluted	$1.38	$1.17

Weighted average shares(1) (in millions)

Basic	328.4	347.3
Diluted	333.5	350.4

Dividend declared per share(1)	$0.275	$0.250

(1)	In connection with our two-for-one stock split distributed on June 25, 2007, which was effected in the form of a 100% stock dividend, all current and prior period per share amounts and weighted average share amounts have been adjusted in accordance with SFAS No. 128, “Earnings per Share.”